Qualcomm to Acquire NXP Creates Semiconductor Engine for the Connected World October 27, 2016 Exhibit 1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS This communication contains certain forward-looking statements with respect to the tender offer and related transactions, including the timing of the completion of the transaction and the expected benefits of the proposed transaction. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the tender offer and related transactions on the Company’s business relationships (including, without limitation, partners and customers), operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement, and the risk that the purchase agreement may be terminated in circumstances that require the Company to pay termination COMPENSATION; the outcome of any legal proceedings that may be instituted against the Company related to the purchase agreement; uncertainties as to the number of shareholders of the Company who may tender their shares in the tender offer; the failure to satisfy other conditions to completion of the transaction, including the receipt of all regulatory approvals related to the transaction (and any conditions, limitations or restrictions placed on these approvals); risks that the tender offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in our other reports and other public filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on numerous assumptions and assessments made by the Company in light of its experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause the Company’s plans, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law. Additional information concerning these and other factors that may impact our expectations and projections can be found in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015 and in its reports on Form 6-K. Our SEC filings are available publicly on the SEC’s website at www.sec.gov, on our website at www.nxp.com/investor. IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS The tender offer for the outstanding COMMON shares of NXP Semiconductors N.V. (the “Company”) has not yet commenced. This communication is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy COMMON shares of the Company will be made only pursuant to an offer to purchase and related materials that QUALCOMM Incorporated and Qualcomm River Holdings B.V. intend to file with the SEC. If the tender offer is commenced, QUALCOMM Incorporated and Qualcomm River Holdings B.V. will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors and Shareholders are urged to read the Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 when they become available, as well as other documents filed with the SEC, because they will contain important information. These materials (when available) will be sent free of charge to Company shareholders and may also be obtained from the Company website, http://www.nxp.com/INVESTOR. In addition, all of these materials (and all other documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.

30 years of driving the evolution of wireless #1 fabless semiconductor company in 3G/4G LTE modem #1 Source: Qualcomm Incorporated data. Currently, Qualcomm semiconductors are products of Qualcomm Technologies, Inc. or its subsidiaries IHS, Jan. ’16 (wireless ASSP/ASIC total); Strategy Analytics, Dec. ’15 (modem, AP), The McClean Report, Mar. ’16 (fabless semiconductors) in wireless semiconductors #1

Source: Qualcomm Incorporated data. Currently, Qualcomm semiconductors are products of Qualcomm Technologies, Inc. or its subsidiaries ; Strategy Analytics, Dec. ’15 (modem, AP) MSM is a product of Qualcomm Technologies, Inc. QCT: semiconductors #1 in 3G/4G LTE modem 932M MSM chipsets shipped in FY’15 QTL: technology licensing as of Q2 FY’ 16’ 180+ 4G licensees 310+ 3G licensees Key business segments

Connectivity Compute Leading R&D innovation ~$41B in cumulative R&D through Q2 FY’16’ Source: Qualcomm data

Providing technology at scale Transforming industries and the world Transform existing industries Enable new industries Lead in mobile

Healthcare Smart homes Smartphones Datacenter Transforming industries Wearables Automotive Networking Smart cities

Technology leadership, integration and scale to win in the connected world Combined revenue of $30+ Billion Significantly expands footprint in AUTO, IOT and SECURITY SUBSTANTIAL SYNERGY OPPORTUNITIES: $500 Million Complementary technology, products and channels HIGHLY ATTRACTIVE FINANCIAL ATTRIBUTES EXPECTED TO Add SAM(1) of $38B to reach $138B by 2020 EXPECTED TO BE Significantly accretive to non-gaap ePs Creates semiconductor engine for the connected world (1) SAM: Serviceable Addressable Market- combination of third-party and internal estimates

Our long-term vision Transforming our world through intelligent connected platforms Building on Mobile Technology Leadership in: SoC Connectivity Next 30 Years: Interconnecting Their Worlds Last 30 Years: Interconnecting People

Executing strategy to extend our core technology to new opportunities

Successfully built a foundation for profitable growth

STRATEGIC INITIATIVES	DELIVERED RESULTS	NXP ACCELERATES STRATEGY
Invest to expand technology roadmap and lead in 5G	Refreshed QCT roadmap First 5G modem ✓	EXTENDS TECHNOLOGY LEADERSHIP TO GROWTH AREAS
Pursue new opportunities in fast growing SAMs that build on our core technology	Focused investments in adjacent opportunities ✓	EXPECTED TO EXPAND SAM(1) BY ~40% BY 2020
Expand QTL participation in China and beyond	Established licensing structure; signed 115+ new license agreements on NDRC terms ✓	SHARED TRACK RECORD OF INNOVATION AND COMMITMENT TO OPERATIONAL DISCIPLINE
Improve efficiency and speed of decision making	SRP: Right-size cost structure; more focused investments ✓	
M&A to accelerate and de-risk our growth strategy	CSR acquisition Pending TDK joint venture ✓	ALIGNED WITH M&A STRATEGY - EXPECTED TO BE SIGNIFICANTLY ACCRETIVE TO NON-GAAP EPS AND CASH-EFFICIENT
Continue commitment to attractive capital returns and a strong balance sheet	$20B+ returned from FY15 to Q3 FY16 ✓	STRENGTHENS BASE FOR FUTURE CAPITAL RETURNS

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(1) SAM: Serviceable Addressable Market, combination of third-party and internal estimates

QUALCOMM NXP QUALCOMM + NXP Annual Revenue(1) $25B $10B $35B Customers Leading mobile channel Leading auto, IoT & security channels World-class sales channels EXPECTED SAM(2) by 2020 $100B $38B $138B Qualcomm + NXP: A global leader in integrated semiconductor solutions Leading SoC technology roadmap, core components and industry channels to win in the connected world (1) Qualcomm revenue is fiscal year 2015 as reported under GAAP. NXP revenue is the combined consolidated revenues of NXP and Freescale for the year end December 31, 2015. Please refer to the NXP Historic Financial Model file found on the Financial Information page of the Investor Relations section of NXP’s website at www.nxp.com/investor for additional information. (2) SAM: Serviceable Addressable Market, combination of third-party and internal estimates + + + = = =

QUALCOMM NXP QUALCOMM + NXP Leading position in Smartphone SoCs and 3G/4G modems; accelerating 5G adoption Well positioned to lead in the nascent NFC/eSE technology solutions A leader Mobile SoC, Connectivity and Security Leading position in telematics and strength in compute, graphics, machine learning, computer vision, sensor fusion and wireless charging Leading position in automotive across infotainment, in-vehicle networking, radar and safety systems A leader Across automotive semis/systems at scale and best-in-class technology IP for next generation of ADAS Strength in advanced computing, SoC and connectivity systems Leading position in broad- based MCUs, secure ID, payment cards and transit A leader Broad-based MCUs, secure ID, payment cards and transit; strength in advanced computing, SoC, security and connectivity systems Leading position in Wave-2 11ac/11ad and Home and Enterprise wireless networks Leading position in RF Power and embedded communications processors A leader Networking and RF sub-segments, including Wave-2 11ac/11ad, RF Power and embedded communications processors Leadership, integration and scale to win in the connected world (1) Includes Security Mobile Automotive IoT (1) Networking

Mobile Products $16.9B Auto, IoT and Other $10.2B Licensing $7.9B 29% 23% 48% 8% 31% 61% QUALCOMM(1) ~$25B Revenue QUALCOMM(1) + NXP(2) ~$35B Revenue Revenue extension beyond mobile (1) Qualcomm revenue is fiscal year 2015 revenue as reported under GAAP. Note Qualcomm other revenue is from non-reportable segments. (2) NXP revenue is the combined consolidated revenue of NXP and Freescale for the year end December 31, 2015. Please refer to the NXP Historic Financial Model file found on the Financial Information page of the Investor Relations section of NXP’s website at www.nxp.com/investor for additional information. Expands position in strategically important opportunities Mobile Products $15.5B Auto, IoT and Other $1.9B Licensing $7.9B

Transaction consideration $110 in cash per share; $47B enterprise value To be financed through cash on hand and $11B in new debt FINANCIAL IMPACT Anticipate $500M annualized cost synergies within 2 years of close Expected to be significantly accretive to non-GAAP EPS immediately upon close Committed to strong investment-grade credit rating TIMING AND APPROVALS Tender of NXP common shares in the offer; receipt of regulatory approvals and other closing conditions Expected to close towards the end of calendar 2017 Transaction overview

Cost synergies Expect total annualized synergies of $500 million $1.4B spending reduction under Strategic Realignment Plan $500M synergy targets from NXP Freescale combination EXPECTED synergies are incremental TO STANDALONE cost saving initiatives Total EXPECTED Cost Synergies $500M cost saving opportunity 100% run-rate savings to be achieved within 2 years of close Builds on existing $1.9B spending reduction programs ~35% COGS ~65% OPEX

Financial strength and capital returns Return of Capital Balance Sheet Acquisition financing Ability to rapidly deleverage; expect to approach pre-transaction leverage ratios within two years of close Share repurchases Anti-dilutive share repurchases through deleveraging period Strong liquidity Expect to retain global liquidity in excess of $8B Return of capital Combined cash flow profile provides strong support for future capital returns transaction efficiencies Tax efficient use of offshore cash; significantly improves ROIC Dividend Committed to current dividend and continued dividend growth

Technology leadership, integration and scale to win in the connected world Combined revenue of $30+ Billion Significantly expands footprint in AUTO, IOT and SECURITY SUBSTANTIAL SYNERGY OPPORTUNITIES: $500 Million Complementary technology, products and channels HIGHLY ATTRACTIVE FINANCIAL ATTRIBUTES EXPECTED TO Add SAM(1) of $38B to reach $138B by 2020 EXPECTED TO BE Significantly accretive to non-gaap ePs Creates semiconductor engine for the connected world (1) SAM: Serviceable Addressable Market, combination of third-party and internal estimates